Exhibit 2.1

SHARE EXCHANGE AGREEMENT
AND
AGREEMENT AND PLAN OF MERGER

AMONG

INSO CORPORATION, TABASCO CORP.,

SHERPA SYSTEMS CORPORATION

AND

The Selling Stockholders named herein



November 11, 1998
TABLE OF CONTENTS
Page


	ANNEXES:
Annex 1 - 		List of Selling Stockholders

	SCHEDULES:

Disclosure Schedule
Schedule 6.2(g) - 	List of Company employees
required to sign non-competition/non-solicitation
agreements
Schedule 6.2(h) - 	List of Company properties
for which estoppel certificates are required to be delivered at the Closing


EXHIBITS:

Exhibit 1.3:	Form of Escrow Agreement
Exhibit 1.5:	Form of Warrant
Exhibit 6.2(e): Form of opinion of counsel to the Company
Exhibit 6.2(g): Form of Non-competition and Non-solicitation
Agreement
Exhibit 6.3(d)-1: Form of opinion of outside counsel to the Buyer and the Transitory Subsidiary
Exhibit 6.3(d)-2:Form of opinion of general counsel to the Buyer

SHARE EXCHANGE AGREEMENT
AND
AGREEMENT AND PLAN OF MERGER

Agreement entered into as of November 11, 1998 by and among Inso Corporation, a Delaware corporation (the "Parent"), Tabasco Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Buyer"), Sherpa Systems
Corporation, a California corporation (the "Company"), and the stockholders of the Company and Accredited Investors (as defined below) who hold Options of the Company listed on Annex 1 hereto, as it may be amended from time to time prior to the Share Exchange Closing to add additional stockholders and Option
Holders of the Company who are Accredited Investors (all such persons on Annex 1 hereto as amended from time to time, the "Selling Stockholders"). The Parent, the Buyer, the Company and the Selling Stockholders are referred to collectively herein as the "Parties."

	This Agreement contemplates the acquisition of the Company by the Parent. The Agreement provides for the Buyer and the Parent to acquire the issued and outstanding shares of capital stock of the Company from the Selling Stockholders for cash or cash and warrants (the "Share Exchange"). Following the Share Exchange, the Parent will contribute its ownership in any of the Company Shares so acquired to the Buyer, and the Buyer will merge with and into the Company on the terms and conditions of this Agreement (the "Merger"), and as a result of the Merger, the stockholders of the Company (other than the Buyer) (the "Other Stockholders") will receive cash in exchange for their Company Shares. For purposes of this Agreement, the outstanding shares of Common Stock (the "Company Common Shares") and Preferred
Stock (the "Company Preferred Shares") of the Company as of a given date are sometimes referred to as the "Company Shares" as of such date, and the Selling Stockholders and the Other Stockholders are sometimes referred to as the "Company Stockholders".

The respective Boards of Directors of the Parent, the Buyer and the Company have duly approved the acquisition of the Company by the Parent pursuant to the terms of this Agreement
(including the Share Exchange and the Merger).

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Upon and subject to the terms and conditions of this Agreement, at the closing of the Share Exchange (the "Share Exchange Closing"), each Selling Stockholder shall exchange each of the Company
Shares owned by such Selling Stockholder as of the Share
Exchange Closing Date (including shares issuable on the exercise of Options for which a Notice of Exercise (as defined below) has been executed and delivered by such Selling Stockholder on or before the Share Exchange Closing Date), for the Share Exchange Consideration (as defined below).

The closing of the transactions contemplated by this Article I (the "Share Exchange Closing") shall take place at the offices of Venture Law Group in Menlo Park, California, commencing at
9:00 a.m. local time on the first business day following the expiration of the Election Period, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby
(the "Share Exchange Closing Date").

 . At the Share Exchange Closing, (a) the Company and the Selling Stockholders shall deliver to the Parent and the Buyer the various certificates, instruments and documents referred to in Section 6.2,
(b) the Parent and the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in
Section 6.3, (c) the Selling Stockholders shall deliver to the Parent and the Buyer certificates evidencing the Company Shares owned by such Selling Stockholder (the "Share Certificates") duly endorsed in blank or with stock powers duly executed by such Selling Stockholder, with signatures guaranteed if required by the Parent or an executed Notice of Exercise or Option Exchange and Termination (as defined below) and stock power duly executed by such Selling Stockholder in the case of a Selling Stockholder who is exercising or exchanging an Option as of the Share Exchange Closing Date, (d) the Buyer and the Parent shall deliver the Share Exchange Consideration to the Selling Stockholders in accordance with Section 1.5 and Section 1.6 and (e) the Parent, the Indemnification Representatives (as defined below) and the Escrow Agent (as defined in the Escrow Agreement) shall execute and deliver the Escrow Agreement attached hereto as Exhibit 1.3
(the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent the cash amount being placed in escrow on the Closing Date pursuant to Section 1.7.

 . At any time and from time to time after the Share Exchange Closing, at the Buyer's request and without further consideration, each of the Selling Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Company Shares owned by such Selling Stockholder.

 .

		(a) 	At the Share Exchange Closing, the Buyer
(and the Parent in the event Warrants shall be issued) shall pay, for each Company Share (including Company Common Shares issuable upon exercise of Options pursuant to executed Notices of Exercise tendered for exchange by a Selling Stockholder, at the election of each Selling Stockholder, either:

		(I) 	cash (subject to the provisions of
Section 1.7) equal to (x) $36,000,000 divided by (y) the sum of (A) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Share Exchange Closing (treating all Company Preferred Shares as if they had been converted into Company Common Shares at the then current conversion rate) plus (B) the number of Company Common Shares issuable upon the exercise of "in-the-money" Options (as defined in Section 1.5 below) and Options committed to be issued to employees of the Company as described in Section 3.2 of the Disclosure Schedule ("Committed Options") minus (C) the number of Company Common Shares equal to (a) the aggregate exercise price of all "in-the-money" Options and Committed
Options divided by (b) the Per Share Cash Consideration (such quotient of (x) divided by (y) being hereinafter referred to as the "Per Share Cash Consideration"); or

		(II) 	(A) a warrant (each, a "Warrant", and as
collectively issued to all electing Selling Stockholders, the "Warrants") to purchase such number of shares of Common Stock, $.01 par value per share, of the Parent ("Parent Common Stock") as is equal to (X) 1,500,000 divided by (Y) the sum of the number of Company Common Shares (treating all Company Preferred
Shares as if they had been converted into Company Common
Shares at the then current conversion rate) held by all Selling Stockholders plus the aggregate Option Equivalent Shares held by all Selling Stockholders at the Share Exchange Closing (the "Shares Per Warrant") plus (B) an amount of cash equal to: (x) the Per Share Cash Consideration, minus (y) the product of: (i) the Shares per Warrant, multiplied by (ii) $5.00.

An election to receive the amounts set forth in clause (I) or clause
(II) above shall be made by each Selling Stockholder pursuant to
Section 1.5(d) below. The Warrants shall be exercisable in cash at a price of $23.50 per share of Parent Common Stock (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock), will expire on the second anniversary of the Share
Exchange Closing Date, and shall be in the form attached hereto as
Exhibit 1.5. For purposes hereof, "in-the-money" Options (or Committed Options) means those Options (or Committed Options) which have an exercise price per share immediately prior to the Share Exchange Closing Date which is less than the Per Share
Cash Consideration. Each Selling Stockholder shall elect to receive either the consideration set forth in clause (I) above or the consideration set forth in clause (II) above with respect to all of his, her or its shares.

		(b) 	At the Share Exchange Closing, a portion of
the cash payable to the Selling Stockholders (the "Share Exchange Escrow Cash Amount") shall be deposited in escrow pursuant to
Section 1.7 as follows: (i) for each Selling Stockholder receiving solely cash pursuant to Section 1.5(a)(I) above, an amount equal to fifteen percent (15%) of the aggregate cash so payable to such Company Stockholder; and (ii) for each Selling Stockholder receiving cash plus a Warrant pursuant to Section 1.5(a)(II), an amount of cash equal to fifteen percent (15%) of the cash such Company Stockholder would have received pursuant to Section
1.5(a) if such Company Stockholder had elected to receive only
cash pursuant to Section 1.5(a)(I) above.   Each of the Company
Stockholders shall be entitled to receive immediately upon the Share Exchange Closing the remainder of the cash payable to such Company Stockholder pursuant to this Section 1.5 (the "Initial
Cash Amount") and the Warrants (if applicable).

		(c)	The cash payable to the Company
Stockholders shall be subject to adjustment after the Share
Exchange Closing Date as follows:

			(1)	As promptly as possible following
the Share Exchange Closing Date, the Indemnification Representatives shall cause PriceWaterhouseCoopers, independent public accountants for the Company Stockholders (the "Stockholders' Auditors"), to conduct an audit of the books and records of the Company as of the Share Exchange Closing Date.
Not later than 60 days after the Share Exchange Closing Date, the Indemnification Representatives shall cause the Stockholders' Auditors to deliver a consolidated balance sheet of the Company as of the Share Exchange Closing Date (as corrected pursuant to Subsection (5) hereof, the "Closing Balance Sheet") to each of the Parties and to the Escrow Agent. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practice (to the extent that such past practice was in accordance with generally accepted accounting principles), and shall be certified without qualification by the Stockholders' Auditors. The Closing Balance Sheet shall be accompanied by a statement prepared by the Stockholders' Auditors setting forth the basis for the determination of the items and values reflected on the Closing Balance Sheet.

			(2)	The Parent and Ernst & Young LLP,
acting on behalf of the Parent (the "Parent's Auditors") shall have the right to review the work papers of the Stockholders' Auditors utilized in preparing the Closing Balance Sheet, and shall have reasonable access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Indemnification Representatives shall work in good faith and cooperate with the Parent and the Parent's Auditors in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to paragraph (3) below.

			(3)	The values or amounts for each item
reflected on the Closing Balance Sheet shall be binding upon the Parent, unless the Parent gives written notice within 30 days after receipt of the Closing Balance Sheet of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Parent and the Indemnification Representatives are unable to resolve any such disagreement within 30 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Subsection 10.13 hereof. The sole issue to be decided in such arbitration is whether the Closing Balance Sheet was prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practice. If as a result of the resolution of any disputes by agreement pursuant to this Subsection 1.5(d)(3) or by arbitration pursuant to Subsection 10.13, any amount shown in the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement.

			(4)	The Parent shall pay the fees and
disbursements of the Parent's Auditors and the Stockholders'
Auditors incurred in the review of the Closing Balance Sheet.

			(5)	Promptly (and in any event within
ten business days) upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or promptly (and in any event within ten business days) upon the resolution of disputes, if any, pursuant to this Subsection 1.5(d) (the "Determination Date"), the Parent shall deliver a Claim Notice (as defined in the Escrow Agreement) to the Escrow Agent setting forth the amount by which the Closing Balance Sheet, as corrected pursuant to the foregoing provisions, states that the Tangible Net Worth of the Company (as defined below) is less than zero (the
"Net Worth Deficiency"), and the Escrow Agent shall deliver to the Parent, out of the Escrow Fund (as defined in the Escrow Agreement) an amount of cash equal to the Net Worth Deficiency.
For purposes of this Agreement, the term "Tangible Net Worth of the Company" shall mean the excess of the depreciated book value of all tangible assets of the Company over all liabilities of the Company and the Subsidiaries, all as shown on the Closing
Balance Sheet. For clarification, the parties agree that, of the assets listed on Exhibit 1.5(c)(5) hereto, only software licenses, capitalized software and long-term deposits (but only to the extent composed of assets other than prepaid license fees and deposits on leases) constitute intangible assets under generally accepted accounting principles.

			(6)  	Notwithstanding the foregoing, the
Escrow Agent shall pay to the Parent at the Share Exchange
Closing Date from the Specific Escrow Fund (as defined in Section
1.7 below), an amount equal to the fees and expenses paid by the Company at the Share Exchange Closing pursuant to Section 10.11 below (and such payment shall be netted against the amount otherwise payable to the Parent pursuant to paragraph (5) above), and in the event that, following the determination of the Closing Balance Sheet, as corrected pursuant to the foregoing provisions, the amount paid to the Parent on account of this paragraph (6) exceeds that to which the Parent would otherwise have been entitled pursuant to paragraph (5) above, the Parent shall promptly return such excess to the Escrow Agent. The amounts so returned by the Parent shall thereupon become part of the Specific Escrow Fund, which shall be distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

		(d)	Within three business days after the date of
this Agreement, the Company shall mail to each stockholder of the Company who is not then a Selling Stockholder and each holder of Options who is not then a Selling Stockholder, a Notice regarding this Agreement and the Merger and an Investor Questionnaire (the "Accredited Investor Notice"). Such other stockholders and holders of Options that respond by stating that they are "accredited investors" as defined under Rule 501 of the Securities Act, unless the Parent determines in its reasonable judgment that it does not have a reasonable basis for believing such person to be an accredited investor (each of which is an "Accredited Investor"), will have seven business days after the mailing by the Company of the Accredited Investor Notice (the "Election Period") to sign this Agreement (and to become a Selling Stockholder thereby). In addition, each Selling Stockholder and each other stockholder or Optionholder that is an Accredited Investor shall within such seven day period make the election set forth in clause 1.5(a)(I) or 1.5(a)(II) by mailing to the Parent and to the Company a form designated by the Parent for that purpose (a "Form of Election") in accordance with this Section. To be effective, a Form of Election must be properly completed, signed and submitted to the Parent.
The Parent shall have the discretion to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Parent in such matters shall be conclusive and binding. The Parent shall be under no obligation to notify any person of any defect in a Form of Election, and may, in its discretion, extend the Election Period without notice to any stockholders or other persons. For the purposes hereof, a Selling Stockholder who does not submit a Form of Election which is received by the Parent prior to the Election Deadline (as defined below) shall be deemed to have elected to receive all cash for his, her or its Company Shares pursuant to clause 1.5(a)(I) above. A Form of Election must be received by the Parent by the close of business on the last day of the Election Period (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline.

 .

		(a)	If any Share Exchange Consideration is to
be issued in the name of a person other than the person in whose name the Share Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Share Exchange Consideration that (i) the Share Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Parent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Parent that such taxes have been paid or are not required to be paid.

		(b)	In the event any Share Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Share Certificate the cash and Warrants (if applicable) issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Share Certificate to give the Parent a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer or the Parent with respect to the Share Certificate alleged to have been lost, stolen or destroyed.

 .

		(a)	On the Share Exchange Closing Date, the
Buyer shall deliver to the Escrow Agent cash equal to the Share Exchange Escrow Cash Amount, as described in Section 1.5. One-third of the Share Exchange Escrow Cash Amount deposited in escrow on behalf of the Selling Stockholders (together with one-third of the Merger Escrow Cash Amount deposited in escrow on behalf of the Other Stockholders, the "Specific Escrow Fund") shall be available solely for the purchase price adjustment set forth in Section 1.5(c) above, and the balance of the Share Exchange
Escrow Cash Amount (together with the portion of the Merger
Escrow Cash Amount representing the Merger Escrow Cash
Amount other than the portion thereof in the Specific Escrow
Fund, the "General Escrow Fund") shall be available for all purposes (including the purchase price adjustment set forth in Section 1.5(c) above) for which claims may be made under the Escrow Agreement. The Share Exchange Escrow Cash Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Share Exchange Escrow Cash
Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

		(b)	The adoption of this Agreement by the
Selling Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Share Exchange Escrow Cash Amount in escrow and the appointment of the Indemnification Representatives.

 .

		(a)	All holders of "in-the-money" Options may
either exercise such Options on or before the Share Exchange
Closing Date or exchange such Options at the Share Exchange
Closing pursuant to this Section 1.8. (An Accredited Investor who exercises such Options shall make the election in Section 1.5(a)(I) or 1.5(a)(II).) An Accredited Investor who holds "in-the-money" Options may elect to exchange such Options for: (i) cash or (ii) cash and warrants, and shall, upon his or her execution and delivery of this Agreement pursuant to Section 1.5(d) above, be considered a "Selling Stockholder." A holder of "in-the-money" Options who is not an Accredited Investor may elect only to exchange such Options for cash. A holder of "in-the-money"
Options who is exchanging his or her Options for cash shall enter into an agreement with the Company, in a form reasonably satisfactory to the Parent, providing for a termination of such Option effective as of the Share Exchange Closing Date (a "Notice of Exchange and Option Termination"), in exchange for the payment to such holder by Parent at the Share Exchange Closing of an amount in cash equal to the product of (i) the Per Share Cash Consideration, multiplied by (ii) such holder's Option Equivelent Shares (as defined below), provided however that such cash payment shall be reduced by any applicable federal and state withholding taxes. An Accredited Investor who is exchanging his or her Options for cash and warrants shall execute a Notice of Exchange and Option Termination in exchange for (A) Warrants to purchase that number of shares of Parent Common Stock equal to the product of: (x) the Shares Per Warrant, multiplied by (y) such holder's Option Equivalent Shares (as defined below), and (B) the payment to such holder by Parent at the Share Exchange Closing of an amount of cash equal to the product of such holder's Option Equivalent Shares (as defined below) multiplied by the difference between (1) the Per Share Cash Consideration, minus (2) the product of (x) the Shares Per Warrant multiplied by (y) $5.00, provided however that such cash payment shall be reduced by any applicable federal and state withholding taxes. For purposes of this Agreement, a holder's Option Equivalent Shares shall equal (a) the aggregate number of Company Common Shares for which such holder's in-the-money Options are exercisable (including the effect of any accelerated vesting of such Options effective as of the Share Exchange Closing Date) minus (b) the quotient of the aggregate exercise price of such Options divided by the Per Share Cash Consideration. All cash payments due and/or Warrants issuable on exchange of Options shall be considered "Option Consideration".
All Options that are "in the money" as of the Share Exchange
Closing and are not exercised or exchanged pursuant hereto shall be deemed to be exchanged solely for cash pursuant to the formula above. The Company will enter into an agreement in form reasonably satisfactory to the Company with each holder of Options under the 1992 Stock Option Plan that are not "in-the-money" (and with each other holder of Options (other than holders of Options under the 1982 Stock Option Plan that terminate prior to the Effective Time) who does not enter into a Notice of Exchange and Option Termination) providing for the termination of such Option as of the Share Exchange Closing without payment or any other liability to the holders thereof.

		(b)	All stock option plans and other stock or
equity-related plans of the Company (the "Stock Plans") shall terminate immediately prior to the Effective Time.

 . At the Share Exchange Closing, the directors of the Company shall tender their resignations as directors.

 .  From and after the date hereof, no Selling Stockholder shall transfer any interest in any Company Shares.
 .

		(a) 	In order to efficiently administer (i) the
determination of the Tangible Net Worth of the Company, (ii) the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, and (iii) the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Surviving Corporation, the Buyer or the Parent pursuant to
Article VII hereof, the Company Stockholders hereby designate
Jerry Sullivan and Richard Kramlich as their representatives (the "Indemnification Representatives").

		(b) 	The Company Stockholders hereby
authorize the Indemnification Representatives (A) to make all decisions relating to the determination of the Tangible Net Worth of the Company, (B) to take all action necessary in connection with the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Surviving Corporation, the Buyer or the Parent pursuant to Article VII hereof, (C) to give and receive all notices required to be given under this Agreement by the Company Stockholders, and (D) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement, including, without limitation, the execution and delivery of the Escrow Agreement.

		(c) 	In the event that an Indemnification
Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Company Stockholders holding, prior to the Share Exchange Closing, a majority of the Company Shares (on an as-converted basis) shall select another representative to fill such vacancy and such substituted representative shall be deemed to be an Indemnification Representative for all purposes of this Agreement.

		(d) 	All decisions and actions by the
Indemnification Representatives, including, without limitation, any agreement between the Indemnification Representatives and the Buyer or the Parent relating to the determination of the Tangible Net Worth of the Company, or the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Surviving Corporation, the Buyer and/or the Parent pursuant to Article VII hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

		(e) 	By their execution of this Agreement or
(with respect to Other Stockholders) by their failure to exercise dissenter's rights with respect to their Company Shares, the Company Stockholders agree that:

			(1) 	the Buyer, the Parent and the
Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Indemnification Representatives as to the determination of the Tangible Net Worth of the Company, or the settlement of any claims for indemnification by the Buyer, the Parent or the Surviving Corporation pursuant to Article VII hereof or any other actions required to be taken by the Indemnification Representatives hereunder, and no party hereunder shall have any cause of action against the Buyer, the Parent or the Surviving Corporation for any action taken by the Buyer, the Parent or the Surviving Corporation in reliance upon the instructions or decisions of the Indemnification Representatives;

			(2) 	all actions, decisions and instructions
of the Indemnification Representatives shall be conclusive and binding upon all of the Company Stockholders and no Company
Stockholder shall have any cause of action against the Indemnification Representatives for any action taken, decision made or instruction given by the Indemnification Representatives under this Agreement, except for fraud or willful breach of this Agreement by the Indemnification Representative;

			(3) 	the provisions of this
Subsection 1.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

			(4) 	remedies available at law for any
breach of the provisions of this Subsection 1.11 are inadequate; therefore, the Buyer, the Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief if either the Buyer, the Parent or the Surviving Corporation brings an action to enforce the provisions of this Subsection 1.11; and

			(5) 	the provisions of this
Subsection 1.11 shall be binding upon the executors, heirs, legal representatives and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

		(f) 	All fees and expenses incurred by the
Indemnification Representatives shall be paid: (A) first, out of the General Escrow Fund in accordance with the Escrow Agreement, and second, (B) to the extent such fees and expenses exceed the then-available General Escrow Fund, by the Selling Stockholders in proportion to their ownership of Company Shares as set forth on Annex I attached hereto.


 . Upon and subject to the terms and conditions of this Agreement, the Buyer shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Buyer shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the later to occur of (i) the time at which the Company and the Buyer file the agreement of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the California Corporations Code (the "Agreement of Merger") with the Secretary of State of the State of California and (ii) the time at which the Company and the Buyer file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 1107 of the California Corporations Code and Section 259 of the Delaware General Corporation law.

 . The closing of the transactions contemplated by this Article II (the "Merger Closing") shall take place following the satisfaction or waiver of all conditions to the obligations of the Parent, the Buyer and the Company to consummate the Merger.

 . At the Merger Closing, (a) the Company and the Buyer shall file with the Secretary of State of the State of California the Agreement of Merger and with the Secretary of State of the State of Delaware the Certificate of Merger, (b) the Parent shall deliver cash equal to the aggregate Initial Merger Cash Amount (as defined below) to a bank, trust company or other entity reasonably satisfactory to the Company appointed by the Parent to act as the disbursing agent
(the "Disbursing Agent") in accordance with Section 2.7 and
(c) the Parent shall deliver to the Escrow Agent the cash amount being placed in escrow on the Merger Closing Date pursuant to
Section 2.8.

 . The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Buyer, in order to consummate the transactions contemplated by this Agreement.

 . At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

		(a)	Each Company Share issued and
outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Parent or the Buyer, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive the Per Share Cash Consideration, subject to
Section 2.8 below.

		(b)	At the Merger Closing, cash (the "Merger
Escrow Cash Amount"), in an amount equal to fifteen percent
(15%) of the aggregate cash payable to the Other Stockholders as a result of the Merger, shall be deposited in escrow and held and disposed of in accordance with the terms of the Escrow
Agreement, provided, however, that notwithstanding anything to the contrary contained in this subsection, if the Merger Closing occurs after the delivery to the Escrow Agent of the Closing Balance Sheet (and after the Escrow Agent has made the payment regarding the Net Worth Deficiency, if any, required in the Purchase Price Adjustment Claim Notice (as defined in the Escrow Agreement)), then, except to the extent set forth in the next sentence, the Merger Escrow Cash Amount shall consist of ten percent (10%) of the aggregate cash payable to the Other Stockholders as a result of the Merger. If the payment made with respect to the Purchase Price Adjustment Claim Notice to the Parent or the Buyer prior to the Merger Closing was made out of the General Escrow Fund because the Specific Escrow Fund was insufficient to cover such payment, then notwithstanding the proviso in the preceding sentence, the Merger Escrow Cash
Amount shall consist of such additional amount (i.e., in excess of ten percent (10%)), up to fifteen percent of the aggregate cash payable to the Other Stockholders as a result of the Merger, as would have been released from the Specific Escrow Fund to the Parent or the Buyer had the Merger Closing occurred prior to the payment regarding the Net Worth Deficiency. Each of the Other Stockholders shall be entitled to receive immediately upon the Merger Closing the remainder of the cash payable to such Other Stockholder pursuant to this Section 2.5 (the "Initial Merger Cash Amount").

		(c)	Each Company Share held in the Company's
treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Parent or the Buyer shall be cancelled and retired without payment of any consideration therefor.

		(d)	Each share of common stock, $.01 par value
per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

 .

		(a)	For purposes of this Agreement, "Dissenting
Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been or might be duly demanded and perfected in accordance with Section 1300 et seq. of the California Corporations Code and not effectively withdrawn or forfeited. Dissenting Shares shall not be converted into or represent the right to receive the payment which the Company Stockholders are entitled to receive pursuant to Section 2.5(a) (the "Merger Consideration"), unless such Company Stockholder shall have forfeited his dissenter's right under the California Corporations Code or withdrawn, with the consent of the Company, his demand for such right. If such Company
Stockholder has so forfeited or withdrawn his dissenter's right with regard to Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 2.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to the Disbursing Agent cash representing the portion of the Merger Consideration to which the Company Stockholder would have been entitled pursuant to Section 2.5 had such shares not been Dissenting Shares at the Effective Time and shall deliver to the Escrow Agent cash representing the cash which would have been paid to the Escrow Agent on account of such Company Shares had such shares not been Dissenting Shares at the Effective Time.

		(b)	The Company shall give the Parent
(i) prompt notice of any written demands for purchase of any Company Shares pursuant to Section 1300 of the California Corporations Code, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for dissenters' rights under the California Corporations Code. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for dissenters' rights of Company Shares or offer to settle or settle any such demands.



		(a)	Prior to the Effective Time, the Parent shall
appoint the Disbursing Agent to effect the exchange for the Initial Merger Cash Amount of Share Certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Consideration pursuant to Section 2.5 (including any
Company Shares referred to in the last sentence of Section 2.6(a) (the "Share Certificates"). On the Merger Closing Date, the Parent shall deliver to the Disbursing Agent, in trust for the benefit of holders of Share Certificates, the Initial Merger Cash Amount, as described in Section 2.5. As soon as practicable after the Effective Time, the Parent shall cause the Disbursing Agent to send a notice and a transmittal form to each holder of a Share Certificate (other than those surrendered and paid for at the Merger Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Share Certificate in exchange for the Initial Merger Cash Amount payable to such holder pursuant to Section 2.5. Each holder of a Share Certificate, upon proper surrender thereof to the Disbursing Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Merger Cash Amount payable to such holder pursuant to Section 2.5. Until properly surrendered, each such Share Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration issuable pursuant to Section 2.5. Holders of Share Certificates shall not be entitled to receive Merger Consideration to which they would otherwise be entitled until such Share Certificates are properly surrendered.

		(b)	If any Merger Consideration is to be issued
in the name of a person other than the person in whose name the Share Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Consideration that (i) the Share Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Disbursing Agent nor any Party shall be liable to a holder of Company Shares for any Initial Merger Cash Amount issuable to such holder pursuant to
Section 2.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

		(c)	In the event any Share Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Share Certificate the Initial Merger Cash Amount issuable in exchange therefor pursuant to Section 2.5. The Board of Directors of the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Share Certificate to give the Parent a bond in such sum as it may direct as indemnity against any claim that may be made against the Parent with respect to the Share Certificate alleged to have been lost, stolen or destroyed.

		(d)	Promptly following the date which is six
months after the Closing Date, the Disbursing Agent shall return to the Parent all cash in its possession, and the Disbursing Agent's duties shall terminate. Thereafter, each holder of a Share Certificate may surrender such Share Certificate to the Parent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the cash issuable with respect thereto pursuant to Section 2.5.

 .

		(a)	On the Merger Closing Date, the Parent
shall deliver to the Escrow Agent cash equal to the Merger Escrow
Cash Amount, as described in Section 2.5.   One-third of the
Merger Escrow Cash Amount shall be available solely for the purchase price adjustment set forth in Section 1.5(c) above, and the balance of the Merger Escrow Cash Amount shall be available for all purposes (including the purchase price adjustment set forth in Section 1.5(c) above) for which claims may be made under the Escrow Agreement. The Merger Escrow Cash Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Merger Escrow Cash Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

		(b)	The determination by the Other
Stockholders not to exercise their dissenters' rights under California law shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Merger Escrow Cash Amount in escrow and the appointment of the Indemnification
Representatives.

 . The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation as of the Effective Time.

 . The By-laws of the Company shall be the By-laws of the Surviving Corporation as of the Effective Time.

 . From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Share Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

 . At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation or the Disbursing Agent, they shall be cancelled and exchanged for cash in accordance with
Section 2.5, subject to Section 2.8 and to applicable law in the case of Dissenting Shares.

 . The Parties agree that, notwithstanding anything to the contrary contained herein or in any other document contemplated hereby, in no event shall

		(a)	the total cash consideration payable to the
Company Stockholders (excluding claims pursuant to Section
1.5(c) or any other claims against the Escrow Fund) pursuant to the Share Exchange and the Merger exceed (a) $36,000,000 minus (b) the sum of (i) (X) the number of shares of Parent Common Stock issuable upon exercise of Warrants issued in the Share Exchange times (Y) $5.00 and (ii) the amount payable to persons exercising dissenters' rights;

		(b)	the total number of shares of Parent
Common Stock issuable upon exercise of Warrants issued hereunder exceed 1,500,000; or

		(c)	subject to Section 2.5(b), the total amount
deposited in escrow be less than $5,400,000 (less a proportionate amount otherwise payable on account of persons exercising dissenters' rights),and in the event any formula set forth herein or in any other document results in a greater payout to company Stockholders or a lesser amount in escrow, an equitable adjustment of such formula shall be agreed to by the Parties so as to cause such payout to conform to the amounts set forth in this Section 2.13.




	The Company represents and warrants to the Parent that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Disclosure Schedule shall qualify any other paragraph in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

 . The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and its subsidiaries taken as a whole. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Parent true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

 .  The authorized capital stock of the Company consists of
15,000,000 Company Common Shares and 6,000,000 Company
Preferred Shares, of which 4,655,491 Company Common Shares
and 5,454,054 Company Preferred Shares are issued and
outstanding. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number of Company Shares held by each stockholder, and (ii) all holders of Options indicating the number of Company Shares subject to each Option. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options listed in Section 3.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares. All of the issued and outstanding
Company Shares were issued in compliance with applicable
federal and state securities laws.   Under the terms of the 1982
Stock Option Plan, all options granted thereunder which are not "in-the-money" (as defined in Section 1.5 above) will terminate thirty days following the date of the Accredited Investor Notice without payment or any other liability to the holders thereof.

 . The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company has determined that the Merger, if effected, is fair to and just and reasonable as to the Other Stockholders. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

 . Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), the filing of the Agreement of Merger as required by the California Corporations
Code and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Company or any Subsidiary, (b) require on the part of the Company or any entity with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Surviving Corporation and its Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement,
(d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than
(i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

  Section 3.5 of the Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock (or, in the case of any subsidiary which is not a corporation, a comparable disclosure of its equity interests), (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder (or, in the case of any subsidiary which is not a corporation, a comparable disclosure of its equity interests),
(d) the number of shares of its capital stock held in treasury, and
(e) its directors and officers. Each Subsidiary is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate (with respect to each Subsidiary which is a corporation) and tax good standing under the laws of each jurisdiction in which the failure so to qualify would have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Surviving Corporation and its Subsidiaries taken as a whole. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Parent correct and complete copies of the charter and By-laws or other organizational documents of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws or other organizational documents. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares or other equity interests of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or other equity interests of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

 . The Company has attached hereto as Section 3.6 to the Disclosure Schedule (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for each of the last five fiscal years for the Company and the Subsidiaries; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the quarter ended September 30, 1998 (the
"Most Recent Fiscal Quarter End") and for the year to date. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

 . Since the Most Recent Fiscal Quarter End, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company or any Subsidiary, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.5.

 . None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the September 30, 1998 balance sheet (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and
(c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

 .

		(a)	Each of the Company and the Subsidiaries
has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Company and the Subsidiaries has paid all Taxes (as defined below) owed in respect of the periods covered by such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the
Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

		(b)	The Company has made available to the
Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since December 31, 1993. The federal income Tax
Returns of the Company have never been audited by the Internal Revenue Service. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

		(c)	Neither the Company nor any Subsidiary is
a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

		(d)	Neither the Company nor any Subsidiary is
or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

 . Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.
Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

 .  Neither the Company nor any Subsidiary owns any real property.

 .

		(a)	Each of the Company and the Subsidiaries
owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted or planned to be conducted.
Section 3.12 of the Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks owned or licensed by the Company or the Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all material written licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or a Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"). Neither the Company nor any Subsidiary is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure Schedule under the terms of this Section 3.12(a).

		(b)	Neither the Company nor any of the
Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

		(c)	Neither the Company nor any of the
Subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. To the Company's knowledge, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company and the Subsidiaries do not infringe any Intellectual Property right of any third party; and to the knowledge of the Company and the Subsidiaries, the Intellectual Property rights of the Company and the Subsidiaries are not being infringed by activities, products or services of any third party.

 . Each product sold or licensed by the Company or used in the business of the Company will: (a) provide accurate processing of date and date dependent data (including, but not limited to, calculating, comparing and sequencing operations, as well as the transmitting and receiving of date and date dependent data to, from and through such product) for all dates through the year 2100, including without limitation all leap year instances; and (b) express all date and date dependent data passed to, from or through such products through the use of fully complemented 4 digit years in a single field in the format "CCYY", where "CC" stands for the century and "YY" stands for the year. Section 3.13 of the Disclosure Schedule summarizes the Company's reasonable judgment as to its exposure to the Year 2000 problem in a manner consistent with the disclosure obligations that would be faced by the Company if it were a public company, under the Interpretive Release (No. 33-7558) issued by the Securities and Exchange Commission effective August 4, 1998 ("Disclosure of Year 2000
Issues and Consequences by Public Companies, Investment
Advisers, Investment Companies, and Municipal Securities
Issuers"), including (1) the Company's assessment of its exposure to the Year 2000 problem and the steps heretofore conducted by the Company in assessing such exposure; (2) the Company's state of readiness for the Year 2000 (including with respect to its information technology and non-information technology systems);
(3) a description of the Company's Year 2000 issues relating to third parties with whom the Company has a material relationship;
(4) the Company's reasonable judgment as to the costs of fixing the Year 2000 issues faced by it (whether by modification or replacement); (5) the risks of the Company's Year 2000 Issues, including a reasonable description of the Company's most reasonably likely worst case Year 2000 scenarios; and (6) a description of how the Company is preparing to handle the most reasonably likely worst case scenarios.

  Section 3.14 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Parent correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.14 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.14 of the Disclosure Schedule:

		(a)	the lease or sublease is legal, valid, binding,
enforceable and in full force and effect;

		(b)	the lease or sublease will continue to be
legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

		(c)	no party to the lease or sublease is in
material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

		(d)	there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease;

		(e)	neither the Company nor any Subsidiary has
assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

		(f)	all facilities leased or subleased thereunder
are supplied with utilities and other services necessary for the operation of said facilities;

		(g)	the Company has not received notice that
the owner of the facility leased or subleased does not have good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto; and

		(h)	the Company and the Subsidiaries have
obtained non-disturbance agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section 3.14 of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this Section 3.14 with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

 . Section 3.15 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Subsidiary is a party:

		(a)	any written arrangement (or group of related
written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

		(b)	any written arrangement (or group of related
written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $25,000, or (iii) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

		(c)	any written arrangement establishing a
partnership or joint venture;

		(d)	any written arrangement (or group of related
written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

		(e)	any written arrangement concerning
confidentiality or noncompetition (other than standard confidentiality agreements between the Company and any of its employees or customers and prospective customers in the Ordinary
Course of Business);

		(f)	any written arrangement involving any of
the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Exchange Act ("Affiliates");

		(g)	any written arrangement under which the
consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or any Subsidiary;
and

		(h)	any other written arrangement (or group of
related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

The Company has delivered to the Parent a correct and complete copy of each written arrangement (as amended to date) listed in
Section 3.15 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company and, to the Company's knowledge, is the legal, valid, binding and enforceable obligation of each other party thereto, and ; (ii) immediately following the Closing, the written arrangement will continue to be the legal, valid, binding and enforceable obligation of the Company and, to the Company's knowledge, will continue to be the legal, valid, binding and enforceable obligation of each other party thereto and will continue in full force and effect in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement. Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in
Section 3.15 of the Disclosure Schedule under the terms of this
Section 3.15.

 . All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance
Sheet.

 . There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

 . Section 3.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy currently in force (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage and all claims made under any insurance policy since August 1993:

		(a)	the name of the insurer, the name of the
policyholder and the name of each covered insured;

		(b)	the policy number and the period of
coverage;

		(c)	the scope (including an indication of
whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

		(d)	a description of any retroactive premium
adjustments or other loss-sharing arrangements.

(i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor any Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Company and the Subsidiaries is covered by insurance in scope and amount which, in the reasonable judgment of the Company, is customary and reasonable for the businesses in which it is engaged.

 . Section 3.19 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental
Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.19 of the Disclosure Schedule could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or any Subsidiary.

 . No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section 3.20 of the Disclosure Schedule, which could
reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. Section 3.20 of the Disclosure
Schedule sets forth the aggregate expenses incurred by the
Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and neither the Company nor any
Subsidiary reasonably expects such expenses to significantly increase as a percentage of sales in the future.
 .

		Section 3.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary as the date of this Agreement, along with the position and the annual rate of compensation of each such person. Except as set forth in
Section 3.21 of the Disclosure Schedule, each such employee has entered into a confidentiality/assignment of inventions agreement with the Company or a Subsidiary, a copy of the form of which has previously been delivered to the Parent and each employee has entered into such agreement without material change to such form.
To the knowledge of the Company and its Subsidiaries, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. Section 3.21 of the Disclosure
Schedule sets forth the Attrition Rate of Sherpa Technical
Employees for the years ended December 31, 1996 and December
31, 1997, and the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, respectively. For purposes hereof, "Attrition Rate" means (i) the number of Technical Employees whose employment by the Company terminated during the year or quarter indicated in Section 3.21 of the Disclosure Schedule (other than terminations by the Company for documented "cause"), divided by the total number of Technical Employees employed by the Company on the first day of the year or quarter indicated. For purposes hereof, "Technical Employees" means software developers employed in the Company's product development organization, excluding persons paid by the Company as independent contractors. Except as set forth in Section 3.21 of the Disclosure Schedule, there has been no attrition of the Sherpa Technical Employees during the periods indicated.

 .

		(a)	Section 3.22(a) of the Disclosure Schedule
contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA
Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit
Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

		(b)	There are no investigations by any
Governmental Entity, termination proceedings or other claims
(except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

		(c)	All the Employee Benefit Plans that are
intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

		(d)	Neither the Company, any Subsidiary, nor
any ERISA Affiliate has ever maintained an Employee Benefit
Plan subject to Section 412 of the Code or Title IV of ERISA.

		(e)	At no time has the Company, any Subsidiary
or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

		(f)	There are no unfunded obligations under any
Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary
(or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.
		(g)	No act or omission has occurred and no
condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA
Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

		(h)	No Employee Benefit Plan is funded by,
associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

		(i)	No Employee Benefit Plan, plan
documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

		(j)	Section 3.22(j) of the Disclosure Schedule
discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;
(ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee
Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

 .

		(a)	Each of the Company and the Subsidiaries
has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to
(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and
Response Act of 1980 ("CERCLA").

		(b)	There have been no releases of any
Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Parent). Neither the Company nor any Subsidiary is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

		(c)	Set forth in Section 3.23(c) of the Disclosure
Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Parent.

		(d)	Set forth in Section 3.23(d) of the Disclosure
Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company or a Subsidiary. Neither the Company nor any Subsidiary is aware of any material environmental liability of any such transporter or facility.

 . Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Subsidiary or business, except for any violation of or default under a law referred to in clause (b) above which cannot reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries, taken as a whole.

 . Section 3.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary, except for those the absence of which could not reasonably be expected to have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which could not reasonably be expected to have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

 . No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to the Company or any Subsidiary. Section 3.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.
 . Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

 . The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

 . No unfilled customer order or commitment obligating the Company or any Subsidiary to license or otherwise deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No material licensor to or supplier of the Company or any Subsidiary has indicated within the past year to an officer of the Company, nor is any officer of the Company otherwise aware, that such licensor or supplier will stop, or decrease the rate of, licensing intellectual property or supplying materials, products or services to them and no material customer of the Company or any Subsidiary has indicated within the past year to an officer of the Company, nor is any officer of the Company otherwise aware, that such customer will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 3.29 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.



 .

		(a)	The Board of Directors of the Company, at a
meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is in the best interests of the Company and its stockholders and that the value of the Merger Consideration is the Board of Director's good faith estimate of the fair market value of the Company Shares exchanged therefor in the Merger, (ii) adopted this Agreement in accordance with the provisions of the California Corporations
Code, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.
		(b)	The Company has received the written
opinion of Prudential Securities Incorporated dated the date hereof, to the effect that the terms of the Merger are fair to the Company Stockholders from a financial point of view. A copy of such opinion has been previously furnished to the Parent.

 . Following the Share Exchange Closing, the Buyer will own at least ninety (90) percent of the outstanding Company Common
Shares and at least ninety (90) percent of the outstanding Company Preferred Shares, and no vote of the shareholders of the Company will be required in order for the Buyer to effect the Merger under California law.

 . No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary, in light of the circumstances under which it was or will be made at the Effective Time, in order to make the statements herein or therein not misleading.





	Each Selling Stockholder severally represents and warrants to the Parent and to the Buyer as follows:

 . Such Stockholder has good and marketable title to the Company Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except restrictions on transfer under applicable state and federal securities laws. Annex I attached hereto sets forth a true and correct description of all Company Shares owned by such Stockholder.

 . Such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Share Exchange Closing the Company Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Company Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

 . Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Company Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.

 . No broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

 . Such Stockholder (if such Stockholder has elected to receive Warrants as part of the Share Exchange Consideration) is acquiring the Warrants for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof or of the Warrant Shares, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Stockholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Stockholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

	Such Stockholder has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Parent and such Stockholder is able financially to bear the risks thereof.



	Each of the Parent and the Buyer represents and warrants to the Company as follows:

 . Each of the Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Parent. Each of the Parent and Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Parent and Buyer has furnished to the Company true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. Each of the Parent and Buyer is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

 . The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock, of which 15,373,478 shares were issued and outstanding and 5,075 shares were held in the treasury of the Parent as of June 30, 1998 and 1,000,000 shares of Preferred Stock, none of which were issued or outstanding at June 30, 1998.
The authorized capital stock of the Buyer consists of 3,000 shares of Common Stock; of which 1,000 shares are issued and outstanding and held by Parent as of the date hereof. All such shares have been duly authorized, and all of such issued and outstanding shares are validly issued, fully paid, nonassessable and free of all preemptive rights. The Buyer has reserved an aggregate of 10,665,000 shares of Buyer Common Stock for issuance pursuant to the 1993 Stock Incentive Plan, the 1996 Stock
Incentive Plan and the 1996 Non-Employee Director Plan, of which 4,090,798 shares are subject to outstanding options and 5,707,876 shares are available for issuance. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock, other than the options issued and issuable pursuant to the above referenced plans. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. All of the shares of Parent Common Stock will be, when issued upon the exercise of the Warrants, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no agreements, voting trusts, proxies or understandings to which the Parent is a party with respect to the voting, or registration under the Securities Act, of any shares of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws.

 . Each of the Parent and the Buyer has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Parent) the Escrow Agreement by the Parent and the Buyer and the performance of this Agreement and (in the case of the Parent) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Parent and the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Parent and Buyer. This Agreement has been duly and validly executed and delivered by the Parent and the Buyer and constitutes a valid and binding obligation of the Parent and the Buyer, enforceable against them in accordance with its terms.

 . Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the Delaware General
Corporation Law and the Agreement of Merger as required by the California Corporations Code, neither the execution and delivery of this Agreement or (in the case of the Parent) the Escrow
Agreement by the Parent or the Buyer, nor the consummation by the Parent or the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Parent or the Buyer, (b) require on the part of the Parent or the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Parent or Buyer is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Parent or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of the Parent, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Buyer or any of their properties or assets.

 . The Parent has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, and (b) all other reports filed by the Parent under Section 13 of the Exchange Act (the "Exchange Act") with the SEC through June 30, 1998 (such reports are collectively referred to herein as the "Parent Reports"), which comply in all material respects with the requirements of the Exchange Act. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed with the Securities and Exchange Commission all reports required to be filed within the twelve months preceding the date hereof under Section 13, 14 and 15(d) of the Exchange Act. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act),
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

 . Since June 30, 1998, there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects of the Parent.

 . Neither the Parent nor the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

 . No representation or warranty by the Parent or Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Parent or Buyer pursuant to this Agreement, and no other statement made by the Parent or any of its representatives in connection with this Agreement, contains or will at the Effective Time contain any untrue statement of a material fact or omits or will at the Effective Time omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

 . As of the date of this Agreement, there is no claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Parent is a party or, to the knowledge of the Parent, is threatened to be made a party, which could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Parent or in any manner challenges or seeks to prevent or delay the Share Exchange or the Merger.



  Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Parent shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Parent or its Affiliates.

 . Each Party shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to such Party in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 3.4 or Section 3.25 of the Disclosure Schedule).



 . Each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that the Parent shall not be obligated to respond to formal requests for additional information or documentary material pursuant to 16
C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion.

 . Except as contemplated by this Agreement, during the period from the date of this Agreement to the Share Exchange Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Share Exchange Closing, neither the Company nor any Subsidiary shall, without the written consent of the Parent:

		(a)	issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of (except issuances pursuant to the exercise of outstanding options), or redeem or repurchase (except repurchases of Common Stock on the termination of services of employees or consultants pursuant to Common Stock Purchase Agreements), any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options or exercise any discretionary right in respect thereof;

		(b)	split, combine or reclassify any shares of its
capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) (except repurchases of Common Stock on the termination of services of employees or consultants pursuant to Common Stock Purchase Agreements) in respect of its capital stock;
		(c)	create, incur or assume any debt not
currently outstanding (including obligations in respect of capital leases) (provided that the Company may draw down additional advances under the existing $5 million line of credit with Silicon Valley Bank); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

		(d)	enter into, adopt or amend any Employee
Benefit Plan (except as required under ERISA or the Code with respect to any Employee Benefit Plan qualified under Code section 401(a)) or any employment or severance agreement or arrangement of the type described in Section 3.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan, provided however that the Company may pay the bonuses listed on Exhibit 3.22 of the Disclosure Schedule;

		(e)	acquire, sell, lease, license, encumber or
dispose of any assets or property in excess of $25,000 for any single such transaction or series of related transactions or in excess of $200,000 in the aggregate (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, sales and licenses of assets in the Ordinary Course of Business;

		(f)	amend its charter or By-laws;

		(g)	change in any material respect its accounting
methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

		(h)	discharge or satisfy any Security Interest or
pay any obligation or liability other than in the Ordinary Course of Business;

		(i)	mortgage or pledge any of its property or
assets or subject any such assets to any Security Interest;

		(j)	sell, assign, transfer or license any
Intellectual Property, other than in the Ordinary Course of Business;

		(k)	enter into, amend, terminate, take or omit to
take any action that would constitute a material violation of or default under, or waive any material rights under, any material contract or agreement;

		(l)	make or commit to make any capital
expenditure in excess of $25,000 per item or $200,000 in the aggregate;

		(m)	take any action or fail to take any action
permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming materially untrue or (ii) any of the conditions to the Share Exchange set forth in Article VI not being satisfied; or

		(n)	agree in writing or otherwise to take any of
the foregoing actions.

 . The Company shall (and shall cause each Subsidiary to) permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. Each of the Parent and the Buyer
(a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing or orally (if such oral information is confirmed in writing within 30 days thereafter) to the Parent or the Buyer by the Company or any Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Parent or the Buyer, or (iii) which the Parent or the Buyer knew or to which the Parent or the Buyer had access prior to disclosure. The Company shall prepare and deliver to the Parent, within 15 days after the end of each calendar month which ends prior to the Share Exchange Closing Date, financial statements (consisting of a balance sheet, statement of operations and cash flow statement) for such month prepared in accordance with GAAP applied on a consistent basis with the historical financial statements of the Company.

 . The Company or Selling Stockholder (as applicable) shall promptly deliver to the Parent written notice of any event or development that would (a) render any statement, representation or warranty of the Company or such Selling Stockholder in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company or such Selling Stockholder of, or a failure by the Company or such Selling Stockholder to comply with, any agreement or covenant in this Agreement applicable to such party.
The Parent or the Buyer shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Parent or the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Parent or the Buyer of, or a failure by the Parent or the Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

 . The Company and the Selling Stockholders shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations or enter into any agreement, arrangement or understanding with any person or entity (other than the Parent) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, investment, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary or (b) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any person or entity
(other than the Parent) or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.
The Company and the respective Selling Stockholder shall immediately notify the Parent of, and shall disclose to the Parent all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 5.8.

 . Prior to the Share Exchange Closing Date, Parent shall not, without the written consent of the Company (not to be unreasonably withheld) (i) amend its Certificate of Incorporation in any manner which would materially and adversely affect the rights of holders of Parent Common Stock (it being understood that an increase in the number of authorized shares of Common Stock and the designation of terms of, and issuance of, preferred stock is deemed not to materially and adversely affect the rights of holders of Parent Common Stock); (ii) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) (except repurchases of Common Stock in connection with the termination of services of employees or consultants pursuant to Common Stock Purchase Agreements or similar agreements) in respect of its capital stock; or (iii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (A) any of the representations and warranties of the Parent or the Buyer set forth in this Agreement becoming untrue or (B) any of the conditions to the Share Exchange set forth in Article VI not being satisfied.

 .

 . Promptly, but in no event later than 10 business days following the first to occur of (i) written demand from the holders of 20% or more of the shares of Parent Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares"), or (ii) such time as the closing sale price of Parent Common Stock on the Nasdaq National Market shall have exceeded $21.25 for at least five consecutive trading days, the Parent shall file with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-3 (the "S-3 Registration Statement"), which shall include a prospectus for the purpose of offering for resale the Warrant Shares. The Parent shall use its best efforts to cause the S-3 Registration Statement to be declared effective as soon as practicable.

 . The Parent shall use its best efforts to cause the S-3 Registration Statement to remain effective until the first to occur of (i) such date on which each person whose shares are included in the S-3
Registration Statement could, in a single transaction (with respect to such person and his, her or its affiliates (if and to the extent the shares of such affiliates are required to be aggregated with the shares of such holder for purposes of calculating the volume limitations under Rule 144) only), sell all of such shares then held by him, her or it (and such affiliates) under Rule 144 under the Securities Act within a three month period, or (ii) such date by which all Warrant Shares are sold.

 .  The Parent may, by written notice to the holders of Warrant
Shares which are included in the S-3 Registration Statement (or requested so to be) (the "Requesting Stockholders"), (x) delay the filing or effectiveness of the S-3 Registration Statement for up to a total of 60 days or (y) suspend (for up to a total of 60 days) the S-3 Registration Statement after effectiveness and require that the Requesting Stockholders immediately cease sales of shares pursuant to the S-3 Registration Statement, in the event and during such period as the Parent determines that the existence of any fact or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by the Parent in the S-3 Registration Statement the confidentiality of which the Parent has a business purpose to preserve or which fact or event would render the Parent unable to comply with SEC requirements (in either case, a "Suspension Event"). If the Parent has delivered preliminary or final prospectuses to the Requesting Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Parent shall promptly notify the Requesting Stockholders and, if requested by the Parent, the Requesting Stockholders shall immediately cease making offers or sales of shares under the S-3 Registration Statement and return all prospectuses to the Parent. The Parent shall promptly provide the Requesting Stockholders with revised prospectuses
(subject to any Suspension Event) and, following receipt of the revised prospectuses, the Requesting Stockholders shall be free to resume making offers and sales under the S-3 Registration
Statement. Notwithstanding the foregoing, in no event shall the Parent declare a Suspension Event more than three times in any twelve month period, and no Suspension Event shall be declared fewer than twenty trading days following the termination of the preceding Suspension Event.

 . The Parent will pay all Registration Expenses for the S-3 Registration Statement. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Parent in preparing and filing the S-3 Registration Statement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Parent and of one counsel to the Requesting Stockholders, provided that the fees and expenses of such counsel do not exceed, in the aggregate, $25,000, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of the Requesting Stockholders' own counsel (other than as expressly provided above in this sentence).

 . The Parent shall not be required to include any Warrant Shares in the S-3 Registration Statement unless:

			(i)	the Requesting Stockholder owning
such shares furnishes to the Parent in writing such information regarding such Requesting Stockholder and the proposed sale of Warrant Shares by such Requesting Stockholder as the Parent may reasonably request in writing in connection with the S-3 Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

			(ii)	such Requesting Stockholder shall
have provided to the Parent its written agreement to indemnify the Parent in accordance with subsection (g)(2) hereof and to report to the Parent sales made pursuant to the S-3 Registration Statement.

 . A Requesting Stockholder may not assign any of its rights under this Section 5.10 except in connection with the transfer of the Warrants or Warrant Shares, provided, that each such transferee agrees in a written instrument delivered to the Parent to be bound by the provisions of this Section 5.10.

 .

			(1)	In the event of any registration of
any of the Warrant Shares pursuant to the S-3 Registration
Statement, the Parent will, to the extent permitted by law, indemnify and hold harmless the Requesting Stockholders, and each other person, if any, who controls such Requesting
Stockholders within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the S-3 Registration Statement, any prospectus contained in the S-3 Registration Statement, or any amendment or supplement to such S-3 Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Parent will reimburse such Requesting Stockholder and each such controlling person for any legal or any other expenses reasonably incurred by such Requesting Stockholder or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Parent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the S-3 Registration Statement or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Parent, in writing, by or on behalf of such Requesting Stockholder or controlling person specifically for use in the preparation thereof.

			(2)	In the event of any registration of
any of the Warrant Shares pursuant to the S-3 Registration
Statement, to the extent permitted by law, each Requesting Stockholder, severally and not jointly, will indemnify and hold harmless the Parent, each of its directors and officers and each person, if any, who controls the Parent within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Parent, such directors and officers or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue
Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-3 Registration Statement, any prospectus contained in the S-3 Registration Statement, or any amendment or supplement to the S-3 Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if, and only to the extent that, the statement or omission was made in reliance upon and in conformity with information relating to such Requesting
Stockholder furnished in writing to the Parent by or on behalf of such Requesting Stockholder specifically for use in connection with the preparation of such S-3 Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Requesting Stockholder hereunder shall be limited to an amount equal to the net proceeds received by such Requesting Stockholder in connection with such registration of the Warrant Shares.

			(3)	Each party entitled to
indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding;
provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The
Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

			(4)	In order to provide for just and
equitable contribution in circumstances in which the indemnification provided for in this Section is due in accordance with its terms but for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Parent on the one hand and the Requesting Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, provided, however, that in no event shall any contribution by any Requesting Stockholder under this subsection (g)(4) exceed the net proceeds received by such Requesting Stockholder in connection with such registration. The relative fault of the Parent and the Requesting Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or omission to state a material fact related to information supplied by the Parent or the Requesting Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

 . If the Buyer will not, immediately following the Share Exchange Closing, be the owner of more than 90% of the outstanding shares of each class of capital stock of the Company, then, prior to the Closing, each of the Selling Stockholders which is a holder of Company Preferred Shares or any other security convertible into or exercisable for Company Common Shares shall convert such securities into (or exercise such securities for) Company Common Shares.

 . Buyer and Parent covenant that, promptly after the Share Exchange Closing Date, the Buyer shall give the notice required under Sections 1110(i) and 1300 et seq. of the California Corporations Code to all of the Other Stockholders and Buyer shall promptly take, subject to the conditions set forth in Article VI below, all other actions necessary to effect the Merger.



 . The respective obligations of each Party to consummate the Share Exchange are subject to the satisfaction of the following conditions:

		(a)	[Intentionally omitted];

		(b)	all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

		(c)	no action, suit or proceeding shall be
pending by any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Parent to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Share Exchange or the Merger, and no such judgment, order, decree, stipulation or injunction or any other injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall be in effect; and

		(d)	the Warrant Shares shall have been
authorized for listing on the Nasdaq National Market upon official notice of issuance.

 . The obligation of each of the Parent and the Buyer to consummate the Share Exchange is subject to the satisfaction of the following additional conditions:
		(a)	the Company and the Subsidiaries shall have
obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 that are material to the transactions contemplated hereby or the business of the Company, and the conditions to the obligation of the Parent and the Buyer to consummate the Merger set forth in Section 6.4 below (other than paragraph (e) thereof) shall have been true and correct as of the Share Exchange Closing Date, and the Election Period (set forth in
Section 1.05(d)) shall have expired;

		(b)	the representations and warranties of the
Company and the Selling Stockholders set forth in Article III and
Article IIIA shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Share Exchange Closing Date as if made as of the Share Exchange Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

		(c)	the Company and the Selling Stockholders
shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Share Exchange
Closing Date;

		(d)	the Company and the Indemnification
Representatives (on behalf of the Selling Stockholders) shall have delivered to the Parent and the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause 6.1(b) and (c), and in clauses (a) through (c) of this Section 6.2 is satisfied in all respects;

		(e)	the Parent and the Buyer shall have received
from counsel to the Company an opinion with respect to the matters set forth in Exhibit 6.2(e) attached hereto, addressed to the Parent and the Buyer and dated as of the Share Exchange Closing
Date;

		(f)	the Parent and the Buyer shall have received
the resignations, effective as of the Effective Time, of each director of the Company and the Subsidiaries specified by the Parent in writing at least five business days prior to the Closing;

		(g)	those employees of the Company listed on
Schedule 6.2(g) hereto shall have entered into non-competition/non-solicitation agreements with the Company substantially in the form of Exhibit 6.2(g) hereto;

		(h)	the Company shall have delivered to the
Parent at the Company's sole cost and expense an estoppel certificate from the landlord under each of the leases of real property utilized by the Company and (X) listed on Schedule 6.2(h) or (Y) otherwise reasonably requested by the Parent, such estoppel certificate to be in form and substance reasonably acceptable to the Parent confirming that the Company is not in default of any of its obligations under any of such leases and addressing such other matters as the Parent shall reasonably request; and

		(i) 	the total number of Company Shares owned
by the Selling Stockholders and to be exchanged in the Share Exchange shall represent at least 90% of all classes of the Company's stock outstanding as of the Share Exchange Closing
Date (assuming the exercise of all outstanding in-the-money Options and Committed Options which will be exercised, and not exchanged, at the Share Exchange Closing), and all of the Selling Stockholders shall have delivered to the Buyer the Share Certificates duly endorsed in blank or with stock powers duly executed by each such Selling Stockholder, with signatures guaranteed if required by the Buyer, or executed Notices of Exercise pursuant to the 1992 Plan and/or the 1982 Plan (the "Notice of Exercise") and duly executed stock powers with respect thereto in the case of each Selling Stockholder who is exercising an Option as of the Share Exchange Closing Date or executed Notices of Exchange and Option Termination in the case of a Selling Stockholder who is exchanging an Option; and

	(j) the Company shall have received a fairness opinion from Prudential Securities Incorporated with respect to the transactions contemplated by this Agreement (including the Merger), which shall not have been withdrawn prior to the Share Exchange Closing.

 . The obligation of the Selling Stockholders and the Company to consummate the Share Exchange is subject to the satisfaction of the following additional conditions:

		(a)	the representations and warranties of the
Parent and the Buyer set forth in Article IV shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Share Exchange Closing Date as if made as of the Share Exchange
Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

		(b)	each of the Parent and the Buyer shall have
performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Share Exchange Closing Date;

		(c)	each of the Parent and the Buyer shall have
delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (b), (c) and (d) of Section 6.1 and clauses (a),(b) and (e) of this Section 6.3 is satisfied in all respects;

		(d)	the Company and the Selling Stockholders
shall have received from outside counsel to the Parent and the Buyer an opinion with respect to the matters set forth in
Exhibit 6.3(d)-1 attached hereto, addressed to the Company and the Selling Stockholders and dated as of the Share Exchange Closing Date, and the Company and the Selling Stockholders shall have received from the general counsel of the Parent an opinion with respect to the matters set forth in Exhibit 5.3(d)-2 attached hereto, addressed to the Company and the Selling Stockholders and dated as of the Share Exchange Closing Date; and

		(e)   	the Parent and Buyer shall have obtained all
waivers, permits, consents, approvals or other authorizations required under agreements with third persons or entities or applicable law, and effected all needed registrations, filings and notices.

 . The obligation of each of the Parent and the Buyer to consummate the Merger is subject to the satisfaction of the following additional conditions:

		(a)	no action, suit or proceeding shall be
pending or threatened by any Governmental Entity or before any court wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Parent to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction or any other injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

		(b)	the Company and the Subsidiaries shall have
obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 that are material to the transactions contemplated hereby or the business of the Company;

		(c) 	all requisite statutory notice periods needed
to consummate the Merger under the California Corporations Code
(including without limitation pursuant to Section 1300 thereof) shall have expired; and

		(d) 	the Share Exchange
Closing shall have occurred.




 . The Company Stockholders shall jointly and severally indemnify (except as to misrepresentations or breaches of warranty under Article IIIA above, with respect to which each of the Selling Stockholders severally indemnifies) the Surviving Corporation and the Parent (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any Affiliate thereof ("Damages"):

		(a)	resulting from, relating to or constituting
any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Selling Stockholders contained in this Agreement or in the Certificate delivered pursuant to Section 6.2(d);

		(b)	resulting from any failure of any Company
Stockholders to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company
Stockholders, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever; or

		(c)	resulting from any claim by a stockholder or
former stockholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon:
(i) ownership or rights to ownership of any shares of stock of the Company; (ii) the form of consideration payable in the Merger or Share Exchange or any actions of the board of directors of the Company in connection with the transactions contemplated by this Agreement (including any Damages resulting from any effort of a stockholder or former stockholder to modify the form of Merger Consideration or Share Exchange Consideration or to block, set aside, rescind, attack the validity of or otherwise impede the Merger or the Share Exchange); (iii) any rights of a stockholder (other than the right to receive the Share Exchange Consideration or Merger Consideration pursuant to this Agreement or dissenters' rights under the applicable provisions of the California
Corporations Code), including any option, preemptive rights or rights to notice or to vote; (iv) any rights under the Articles or By-laws of the Company; or (v) any claim that his, her or its shares were wrongfully repurchased by the Company.


 .
		(a)	All claims for indemnification by an
Indemnified Person pursuant to this Article VII shall be made in accordance with the provisions of the Escrow Agreement.

		(b)	If a third party asserts in writing that an
Indemnified Person is liable to such third party for a monetary or other obligation which such Indemnified Person reasonably anticipates will constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VII, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representatives, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Article VII in accordance with the provisions of the Escrow Agreement, and
(iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of the Escrow Agreement, for any such Damages for which it is entitled to indemnification pursuant to this
Article VII (subject to the right of the Indemnification Representatives to dispute the Indemnified Person's entitlement to indemnification under the terms of the Escrow Agreement).

		(c)	The Indemnified Person shall give prompt
written notification to the Indemnification Representatives of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification
Representatives shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnification Representatives may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided that approval of such counsel shall not be unreasonably withheld, and provided further that the Indemnification Representatives acknowledge in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute
Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article VII. If the Indemnification Representatives do not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representatives assume control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement.
The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified
Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representatives, which shall not be unreasonably withheld. The Indemnification Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

  The representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary after the Closing, and shall not be affected by any examination made for or on behalf of the Parent or the knowledge of any of the Parent's officers, directors, stockholders, employees or agents. If a notice is given in accordance with the Escrow Agreement before expiration of such periods, then
(notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

 . Notwithstanding anything to the contrary herein, (a) the aggregate liability of the Company Stockholders for Damages under this Article VII shall be limited to the Escrow Fund (or a portion thereof, as set forth in the Escrow Agreement), and (b) the Company Stockholders shall not be liable under this Article VII unless and until the aggregate Damages exceed $287,500 (at which point the Company Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $287,500). Except with respect to claims based on fraud, in the event the Share Exchange Closing occurs, the rights of the Indemnified Persons under this Article VII shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement. No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.



 . The Parties may terminate this Agreement prior to the Effective Time as provided below:

		(a)	the Parties may terminate this Agreement by
mutual written consent;

		(b)	the Parent may terminate this Agreement by
giving written notice to the Company in the event the Company or any Selling Stockholder is in material breach, and the Company may terminate this Agreement by giving written notice to the
Parent and the Buyer in the event the Parent or the Buyer is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;
		(c)	the Parent may terminate this Agreement by
giving written notice to the Company if the Share Exchange
Closing shall not have occurred on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.1 or 6.2 hereof (unless the failure results primarily from a breach by the Parent or the Buyer of any representation, warranty or covenant contained in this Agreement); or

		(d)	the Company may terminate this Agreement
by giving written notice to the Parent and the Buyer if the Share Exchange Closing shall not have occurred on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.1 or 6.3 hereof (unless the failure results primarily from a breach by the Company or any Selling Stockholder of any representation, warranty or covenant contained in this Agreement).

 . If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 4.6 shall survive any such termination.




		For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Affiliate	3.15(f)
Affiliate Agreement	4.9
Agreement of Merger	1.1
Attrition Rate	3.21(b)
Buyer Introduction CERCLA 3.23(a)
Certificate of Merger	1.1
Certificates	1.7(a)
Closing	1.2
Closing Date	1.2
Code		1.11(a)
Company	Introduction
Company Affiliate	4.9
Company Shares	1.5(a)
Company Stockholder	1.5(a)
Confidential Information	4.6
Conversion Ratio	1.5(a)
Damages	6.1
Disclosure Schedule	Article II
Disbursing Agent	1.3
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	3.22(a)
Environmental Law	3.23(a)
ERISA	3.22(a)
ERISA Affiliate	3.22(a)
Escrow Agreement	1.3
Escrow Agent	1.3
Escrow Cash Amount	1.5(a)
Exchange Act	3.4
Financial Statements	3.6
Form of Election	1.5(d)
GAAP	3.6
Governmental Entity	3.4
Hart-Scott-Rodino Act	3.4
Indemnification Representatives	1.3
Indemnified Party	4.10(g)
Indemnified Persons	6.1
Indemnifying Parties	4.10(g)
Initial Cash Amount	1.5(a)
Intellectual Property	3.12(a)
Intended Uses	3.11(a)
Materials of Environmental Concern	3.23(b)
Merger	1.1
Merger Consideration	1.6(a)
Most Recent Balance Sheet	3.8
Most Recent Fiscal Quarter End	3.7
Options	1.8
Ordinary Course of Business	3.4
Parent		Introduction
Parent Common Stock	1.5(a)
Parent Reports	3.5
Party		Introduction
Permit	3.25
S-3 Registration Statement	4.13
SEC		3.6
Securities Act	1.11(c)
Security Interest	3.4
Selling Stockholders	4.10
Special Meeting	4.3(a)
Subsidiary	3.4
Surviving Corporation	1.1
Tangible Net Worth of the Company	1.5(d)
Taxes		3.9(a)
Tax Returns	3.9(a)
Technical Employees	3.21(b)
Third Party Intellectual Property Rights	3.12(a)
Warrants	1.5
Warrant Shares	4.10




 . No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

 . This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article II concerning issuance of the Merger Consideration are intended for the benefit of the Other Stockholders.

 . This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
 . This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

 . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

 . The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

 . All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a nationally reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

		If to the Company or
		the Selling Stockholders:		 Copy to:
  Sherpa Systems Corporation		Venture Law Group
  1325 McCandless Drive		     2775 Sand Hill Road
  Milpitas, CA  95035			      Menlo Park, CA  94025
  Attn:  John Moore			        Attn:  Mark A. Medearis
         Chief Executive Officer

		If to the Parent:		    Copy to:
  Inso Corporation		     Hale and Dorr LLP
  31 St. James Avenue		  60 State Street
  Boston, MA 02116		     Boston, MA  02109-1803
  Attn: Bruce G. Hill, 	 Attn:  Jeffrey A. Stein
  Vice President and
  General Counsel

If to the Buyer:		    Copy to:
Tabasco Corp.		       Hale and Dorr LLP
c/o Inso Corporation		60 State Street
31 St. James Avenue		 Boston, MA  02109-1803
Boston, MA 02116		    Attn:  Jeffrey A. Stein
Attn: Bruce G. Hill,
Vice President and
General Counsel

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

 . This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

 . The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that (i) any amendment shall be subject to the restrictions contained in the California Corporations Code, and (ii) an amendment approved by the Indemnification Representatives shall be binding on all of the Selling Stockholders. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

 . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

 . Except as set forth in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (it being understood that any fees of the Company accrued as of the Share Exchange Closing (and including any fees payable by the Company to Prudential
Securities Incorporated ("Prudential")) shall be included in the calculation of Tangible Net Worth for purposes of Section 1.5(d) above). Fees and expenses of Venture Law Group, Prudential (to the extent set forth in the agreement between Prudential and the Company) and PriceWaterhouseCoopers shall be paid by the Company at the Share Exchange Closing upon (i) submission of a bill at least three business days prior to the Share Exchange Closing, in form and substance acceptable to the Parent in its reasonable judgment and to the Indemnification Representatives, and (ii) delivery at the Share Exchange Closing of a certificate to the Escrow Agent, signed by the Parent and the Indemnification Representatives, setting forth the amount of the fees and expenses so payable (as required pursuant to Section 3(f) of the Escrow Agreement).

 . Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 10.13), in addition to any other remedy to which it may be entitled, at law or in equity.

 . (a) Each of the Parties (i) submits to the jurisdiction of any state or federal court sitting in California or Massachusetts in any action or proceeding arising out of or relating to this Agreement (except as set forth in paragraph (b) below), (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

	(b)	Any dispute arising out of or related to Section
1.5(d) above which cannot be resolved by negotiation shall be settled by binding arbitration in Chicago, Illinois in accordance with the J.A.M.S/Endispute Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally (fifty percent by the Parent and fifty percent by the Company Stockholders) unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and
presenting its case.   The Parties agree that this provision and the
arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, substantive law, and the ABA-AAA
Code of Ethics for Arbitrators in Commercial Disputes.   The
Parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post proceedings shall be governed by the USAA.

 . The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

 . The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.







[Remainder of page intentionally left blank]

	IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

	INSO CORPORATION


	By: /s/ Bruce G. Hill
     Bruce G. Hill

	Title: Secretary


	TABASCO CORP.


	By: /s/ Bruce G. Hill
    Bruce G. Hill

Title: Secretary


	SHERPA SYSTEMS CORPORATION


By: /s/ John C. Moore

Name:  John C. Moore

Title: President and CEO

	SELLING STOCKHOLDERS:


/s/ Stephen C. Baunach
Stephen Baunauch

/s/ Richard M. Bertrand
Richard Bertrand

/s/ David Brazier
David Brazier

/s/ Sheldon Breiner
Sheldon Breiner

Century IV Partners, L.P.

By: /s/ Charles A. Burton

Name: Charles A. Burton

Title: General Partner


Commonwealth Venture Partners, L.P.

By: /s/ Charles A. Burton

Name: Charles A. Burton

Title: General Partner


CP Ventures, Inc.

By: /s/ Robert H. Clark, Jr.

Name: Robert H. Clark, Jr.

Title:  President

/s/ Christopher R. Dress
Christopher R. Dress

Ellison Special Assets Limited Partnership, an Arizona Partnership

By:  /s/ Sarah Ellison Porter

Name:  Sarah Ellison Porter

Title:  General Partner



FINOVELEC

By: /s/ Its President

Name: ___________________________________

Title:  President

Fostin Capital Associates

By:  /s/ Joel P. Adams

Name:  Joel P. Adams
Title:  By Fostin Capital Corp.- General Partner
By Joel P. Adams- Vice President of Fostin Capital Corp.


Fostin Capital Associates II

By:  /s/ Joel P. Adams

Name:  Joel P. Adams

Title:  General Partner

Institute de Development Industriel

By:  /s/ Christian Langlois Meusinne

Name:  Christian Langlois Meusinne

Title: Chairman and CEO


/s/ Richard B. Jones
Richard B. Jones

/s/ Kevin Longstaff
Kevin Longstaff


/s/ C.W. McDaniel
C. William McDaniel

/s/ Mark A. Medearis
Mark A. Medearis

/s/ John C. Moore
John C. Moore



New Enterprise Associates II, Limited Partnership

By:  /s/ Richard Kramlich

Name:  Richard Kramlich

Title:

New Enterprise Associates V, Limited Partnership

By: /s/ Graham Page

Name: Graham Page

Title:  Vice President, European Operations


_________________________________________
Graham Page



Paul Capital Partners V, L.P.

By: /s/ David E. Park

Name: David E. Park

Title:  Manager, Paul Capital Management, LLC
General Partner of Paul Capital Partners V, L.P.


Paul Capital Partners V Domestic Annex Fund, L.P.

By: /s/ David E. Park

Name:  David E. Park

Title:  Manager, Paul Capital Management LLC,
General Partner of Paul Capital Partners
Domestic Annex Fund, L.P.


Paul Capital Partners V International, L.P.

By:  /s/ David E. Park

Name: David E. Park

Title:  Manager, Paul Capital Management, LLC,
General Partner of Paul Capital Partners V
International, L.P.

Pennsylvania Venture Partners

By:  /s/ Charles A. Burton

Name: Charles A. Burton

Title:  General Partner


Estate of Stephen C. Schopbach
/s/ James Schopbach


Sequoia Capital III

By: /s/ Donald T. Valentine

Name: Donald T. Valentine

Title: ____________________________________


Sequoia Technology Partners

By: /s/ Donald T. Valentine

Name: Donald T. Valentine

Title: ____________________________________


Sequoia XI

By: /s/ Donald T. Valentine

Name: Donald T. Valentine

Title: ____________________________________


Shires Investment p.l.c.

By:  /s/ W.G. Gardiner

Name:  W.G. Gardiner

Title:  Director Glasgow Investment Managers Ltd.
(Secretaries)


Spectra Enterprise Associates, Limited Partnership

By:  /s/ Charles W. Newhall III

Name:  Charles W. Newhall III

Title:  General Partner


/s/ Jerry Sullivan
Jerry Sullivan



Technology Partners

By:  /s/ William Hart

Name:  William Hart

Title:  General Partner


Tektronix, Inc.

By: _____________________________________

Name: ___________________________________

Title: ____________________________________


Tetraven Fund S.A. (i.l)

By:  /s/ Karl U. Sanne, /s/ Fernand Heim

Name:  Karl U. Sanne, Fernand Heim

Title: Liquidator, Mandatory


/s/ Kenneth J. Tisovec
Kenneth J. Tisovec


/s/ Keneth J. Tisovec, /s/ Janice J. Tisovec
Kenneth J. Tisovec & Janice J. Tisovec,
Joint Tenants


Transitions Three Limited Partnership

By:  TTI Partners
     As General Partner

By:  /s/ John Griner

Name:  John Griner

Title:  Partner

TVM Techno Venture Enterprises No. II
Limited Partnership

By: /s/ John DiBello

Name: John DiBello

Title:  Treasurer

TVM Intertech Limited Partnership

By:  /s/ John DiBello

Name:  John DiBello

Title: ____________________________________

TVM Techno Venture Investors No. I
Limited Partnership

By: /s/ John J. DiBello

Name:  John J. DiBello

Title: General Partner


WS Investment Company '81

By:  /s/ James Terranova

Name: James A. Terranova

Title:  Administrator


WS Investment Company 90B

By: /s/ James A. Terranova

Name:  James A. Terranova

Title: Administrator




The undersigned, being the duly elected Secretary of the Buyer, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Buyer entitled to vote on this Agreement.


	____________________________________
		Secretary

	The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.



	____________________________________
		Secretary